Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statements (Form S-3 for the registration of $385,293,412 of Securities, Post-Effective Amendment No. 1 to Form S-3 No. 333-20373, and Post-Effective Amendment No. 1 to Form S-3 No. 33-25715) and related combined prospectus of Unisys Corporation for $700,000,000 of Securities and to the incorporation by reference therein of our reports dated January 15, 1998 (except for the fourth paragraph of Note 9 as to which the date is February 5, 1998), with respect to the consolidated financial statements of Unisys Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 5, 1998